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                                                                     EXHIBIT 5.1


                                June 19, 2001


CYNET, Inc.
12777 Jones Road, Suite 400
Houston, Texas 77070


      Re:   CYNET, Inc. - Consulting Agreements

Ladies and Gentlemen:

      We have acted as counsel to CYNET, Inc., a Texas corporation ("CYNET"), in connection with the registration with the Securities and Exchange Commission on Form S-8 of shares of CYNET's Class A Common Stock, no par value (the "Shares"), which will be issuable pursuant to the terms of (i) the Consulting Agreement, effective as of May 22, 2001, by and between CYNET and Gareth Pursehouse, (ii) the Consulting Agreement, effective as of June 1, 2001, between CYNET and Ron Brewer, and (iii) the Consulting Agreement, effective as of June 8, 2001, between CYNET and Sam McKinley. In connection with that registration, we have reviewed the proceedings of the Board of Directors of CYNET relating to the registration and proposed issuance of the Shares, the Articles of Incorporation of CYNET and all amendments thereto, the Bylaws of CYNET and all amendments thereto, and such other agreements, certificates and documents as we have deemed necessary to the rendering of the opinion contained herein. We have assumed the genuineness of all signatures, the authenticity and completeness of all documents, records, certificates and other instruments submitted to us as originals, the conformity to original documents of all documents, records, certificates and other instruments submitted to us as copies. As to any facts material to our opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of CYNET.

      Based upon and subject to the foregoing, it is our opinion that the Shares, when issued in accordance with the terms and conditions of the Consulting Agreements, will be legally issued, fully paid, and nonassessable under the Texas Business Corporation Act.

      We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

      We are members of the bar of the State of Texas and are not licensed or admitted to practice law in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any jurisdiction other than the State of Texas and the federal laws of the United States.

      We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission in connection with the registration of the Shares.


                           Very truly yours,

                           /s/ CHAMBERLAIN, HRDLICKA, WHITE,WILLIAMS & MARTIN